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                                                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Digi International Inc. for the registration of 775,837 shares of its common stock and to the incorporation by reference therein of our report dated October 28, 1997, with respect to the financial statements of AetherWorks Corporation for the years ended September 30, 1997 and 1996, and the period from February 24, 1993 (inception) to September 30, 1997 included in the Annual Report (Form 10-K) of Digi International Inc. for the year ended September 30, 1997 filed with the Securities and Exchange Commission.


                                               ERNST & YOUNG LLP


Minneapolis, Minnesota
August 19, 1998